AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 22, 2019

ERC HOMEBUILDERS 2, INC.

2738 FALKENBURG ROAD SOUTH

RIVERVIEW, FL 33578

(813) 621-5000

Up to 8,333,333 shares of Preferred Stock and

up to 8,333,333 shares of Class A Common Stock into which the Preferred Stock may convert

The Preferred Stock is convertible into Class A Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an initial public offering. The total number of shares of the Class A Common Stock into which the Preferred may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at Page 36 for additional details.

Minimum investment 83.33 shares of Preferred Stock ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 36

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$6	0.06	$5.94	0
Total Maximum	$50,000,000	$518,000	$49,482,000	0

(1) The company has engaged Sageworks Capital, LLC, member FINRA/SIPC (“Sageworks”), to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fees payable by the company to Sageworks. See “Plan of Distribution” for details.

(2) The company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $483,000 regardless of whether the number of shares that are sold in this offering. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $5,500,000.

This offering (the “offering”) will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The company plans to engage an escrow agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (83.33 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of ERC Homebuilders 2 preferred stock (the “Preferred Stock”) is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Preferred Stock will vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC Homebuilders 2. Holders of the Common Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately                               , 2019.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.

In this Offering Circular, the term “ERC Homebuilders 2,” “we,” “us, “our” or “the company” refers to ERC Homebuilders 2, Inc., a Delaware corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

IMAGES CONTAINED IN THIS OFFERING CIRCULAR ARE ARTIST’S IMPRESSIONS AND THE ACTUAL PROPERTIES MAY VARY.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

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•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

ERC Homebuilders 2 was formed in 2019 and is intended to become a next generation wholesaler of build-for-rent (“Build-For-Rent”) single and two-family residences. As home ownership continues to drop and more Millennials, Gen-X’ers and Baby-Boomers want to rent, demand in the rental market for new units is increasing. There is a corresponding demand for such properties by institutional investors. The company plans to target this rising demand for single-family rental properties, and specifically the unmet demand of institutional buyers such as private equity firms, hedge funds and national rental operators by developing and wholesaling Build-For-Rent units, initially in its home state of Florida and expanding to other parts of the country from there.

The company will operate under the brand name ERC Homebuilders 2, Inc. and is a subsidiary of ERC Home Builders, Inc., (“ERC Parent”). ERC Parent was incorporated in 2018 by the company’s principals, who jointly operated a home renovation and new-building company in Central Florida – ERC Homes, LLC.

ERC Parent intends to operate two operating subsidiaries, ERC Homebuilders 1 and ERC Homebuilders 2, each an “Operating Subsidiary” and collectively the “Operating Subsidiaries”). Each Operating Subsidiary will be located in a different region of Florida, and will operate under the names listed below:

REGION	NAME
South Florida	ERC Homebuilders 1, Inc.
North Florida	ERC Homebuilders 2, Inc.

The company was incorporated in Delaware on April 16, 2019 as ERC Homebuilders 2, Inc and the company is not currently profitable.

Our plan to differentiate ourselves from competitors

The company’s principals have decades of real estate development experience and are responsible for over a billion dollars of successful development, construction and real estate management. The company plans to differentiate itself from other Build-For-Rent developers in a number of ways including by bundling 20+ Build-For-Rents in contiguous areas, which increases simplicity and redundancy and improves efficiency over piecemeal construction. We plan to enter into pre-sale agreements for the properties in bundles prior to the construction’s completion and we plan to add features called for by our buyer entities, which may include such items as Eco Living Options, remote security options, etc. No such pre-sale agreements have been entered into as of the date of this Offering Circular.

The Offering

Securities offered	Up to 8,333,333 shares of Preferred Stock and up to 8,333,333 shares of Class A Common Stock into which they may convert.

Class A Stock Common outstanding before the offering	0 shares of Class A Common Stock.

Preferred Stock outstanding before the offering	0 shares of Preferred Stock.

Preferred Stock outstanding after the offering	8,333,333 shares of Preferred Stock

Share Price	$6 per share

Minimum Investment	$500

Terms of the Preferred Stock

Holders of the Preferred Stock are entitled to the following:

•	Dividend distribution:

o	Accrual of dividends:

▪	Investors in this offering will begin to accrue an annual 8% dividend after the issuance of their Preferred Stock.

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▪	Payment of dividends:

•	Payments will be made monthly providing legally available funds are available.

•	Declared dividends

o	In the event the company declares a dividend distribution to the Common Stock holders, holders of Preferred Stock will receive dividend distribution. Dividends will be distributed to holders on a pro-rata on an as converted basis.

•	Voting:

o	Holders of the Preferred Stock are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

o	Holders of Preferred Stock at all times will vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC Homebuilders 2.

o	Holders of Class B Common Stock (currently held exclusively ERC Parent) are entitled to five votes per share (see, “Risk Factors – The officers of ERC Homebuilders

1 control the company and the company does not currently have any independent directors”) and thus will control the board.

•	Liquidation preference:

o	In the event of a liquidation, investors will be entitled to receive the greater of the amount of their total investment in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

•	Conversion:

o	Holders of the Preferred Stock may convert their shares of Preferred Stock into Class A Common Stock in their sole discretion.

o	In the event of an initial public offering, as defined in the Amended and Restated Certificate of Incorporation, conversion of the Preferred Stock is mandatory.

o	Anti-dilution protection is provided to holders of the Preferred Stock using the weighted average method. See, “Securities Being Offered – Preferred Stock – Anti-Dilution Rights”; Section 5 of the Amended and Restated Certificate of Incorporation, filed as an exhibit to this Offering Statement of which this Offering Circular forms a part.

Use of Proceeds

Proceeds from this offering will be used to fund the company’s construction and development of single family homes for the Build-For-Rent market, related marketing efforts and operational expenses. See “Use of Proceeds to Issuer” section of this Offering Circular.

Summary Risk Factors

ERC Homebuilders 2 is a startup. The company was incorporated on April 16, 2019 and is still in an early stage of development. The company is not close to profitability as initial projects can take as long as at a minimum one year to develop and construct, and may not provide a return on investment for at least as long as 18 months. Investing in the company involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

•	This is a very young company.
•	The company’s affiliated entities have no prior performance record.
•	The company’s auditor has issued a “going concern” opinion.
•	The company has minimal operating capital, no significant assets and no revenue from operations.
•	The success of ERC Homebuilders 2 business is dependent on purchasing large parcels of land with specific characteristics at favorable prices.

•	The company plans to raise significantly more capital and future fundraising rounds could result in dilution.
•	Success in the real estate industry is highly unpredictable, and there is no guarantee the company’s business plan will be successful in the market.
•	The company may not be able to attract purchasers for its already developed homes in a timely manner, which may negatively affect its operations and revenues.
•	ERC Homebuilders 2 operates in a highly competitive market.
•	Investor or ultimate lessee complaints or litigation on behalf of such individuals or entities or employees may adversely affect our business, results of operations or financial condition.
•	The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.
•	The company may not be able to develop its properties, or obtain and maintain licenses and permits necessary for such developments, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

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The company has concentrated its investments in single-family real estate, which is subject to the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

•	The company has concentrated its investments in single-family real estate, which is subject to the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.
•	The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.
•	The company’s development and growth strategy depends on its ability to fund, develop and sell single-family real estate profitably.
•	The company’s development and construction of the first properties in Florida depends on its ability to obtain favorable mortgage financing.
•	ERC Homebuilders 2 depends on a small management team and may need to hire more people to be successful.
•	The company will be materially harmed if it loses the services of any of its current executive officers.
•	The company will require a general manager, who has not yet been hired.
•	The payment of accrued dividends is paid out of the company’s reserved funds for the foreseeable future.
•	Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.
•	The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.
•	The company is responsible for certain administrative burdens relating to taxation.
•	The offering price has been arbitrarily set by the company.
•	There is no minimum amount set as a condition to closing this offering.
•	The officers of ERC Homebuilders 2 control the company and the company does not currently have any independent directors.
•	The exclusive forum provision in the company’s Amended and Restated Certificate of Incorporation may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.
•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.
•	There is no current market for ERC Homebuilders 2’s shares.
•	There are conflicts of interest between the company, its management and their affiliates.
•	The interests of ERC Homebuilders 2, ERC Parent and the company’s other affiliates may conflict with your interests.
•	There are conflicts of interest between the company and some of the members of the Board of Directors.
•	Loans issued by ERC Parent to ERC Homebuilders 2 may not be made at arm’s length.
•	ERC Parent and ERC Homebuilders 2 intend to share some services.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks relating to our business

This is a very young company.

The company was incorporated in April 2019. It is a startup company that has not yet started operations, and has not started to build its Build-For-Rent properties. There is no history upon which an evaluation of its past performance and future prospects can be made. Statistically, most startup companies fail.

The company’s auditor has issued a “going concern” opinion.

ERC Homebuilders 2’s auditor has issued a “going concern” opinion on its financial statements, which means the company may not be able to succeed as a business without additional financing. ERC Homebuilders 2 was incorporated in April 2019. As of May 15, 2019, the date of its financial statements, it has no revenues and is not close to profitability. It has an accumulated deficit of $247,953 as of May 15, 2019. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The company’s failure to raise additional short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

The company has minimal operating capital, no significant assets and no revenue from operations.

The company currently has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its planned operations from the sale of securities or other financing alternatives. There can be no assurance that it will be able to successfully raise operating capital in this or other offerings of securities, or to raise enough funds to fully construct and market single-family homes as described in this offering plan. The failure to successfully raise operating capital could result in its inability to execute its business plan and potentially lead to bankruptcy, which would have a material adverse effect on the company and its investors.

The success of ERC Homebuilders 2 business is dependent on purchasing large and specific parcels of land at favorable prices.

ERC Homebuilders 2 is a capital-intensive operation and requires the purchase of large and specific parcels of land appropriate for the construction of one and two-family homes. As of the date of this Offering Circular, the company has not purchased land for the first Florida development. Further, the company does not know whether it will be able to obtain purchase terms that are favorable. Finally, if this offering does not raise enough capital to purchase the land and begin construction, the company will need to procure external financing for the purchase of the land and/or construction of the properties.

The company plans to raise significantly more capital and future fundraising rounds could result in dilution.

ERC Homebuilders 2 will need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

Risks Related to investments in real estate

There are inherent risks with real estate investments.

Real estate assets are subject to varying degrees of risk. For example, the real estate we intend to acquire will not be able to be quickly converted to cash, limiting our ability to promptly vary our portfolio in response to changing economic, financial and investment conditions. Real estate assets also are subject to adverse changes in general economic conditions which reduce the demand for rental space. Other factors also affect the value of real estate assets, including:

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•	federal, state or local regulations and controls affecting rents, zoning, prices of goods, fuel and energy consumption, water and environmental restrictions;

•	the attractiveness of a property to tenants; and

•	labor and material costs.

Further, our investments may not generate revenues sufficient to meet operating expenses.

Your investment is directly affected by general economic and regulatory factors that impact real estate investments.

Because we will primarily develop residential real estate, we are impacted by general economic and regulatory factors impacting real estate investments. These factors are generally outside of our control. Among the factors that could impact our real estate assets and the value of your investment are:

•	local conditions such as an oversupply of space or reduced demand for real estate assets of the type that we own or seek to acquire;

•	inability to find investors interested in our residential developments;

•	inability to purchase land on favorable terms;

•	inflation and other increases in operating costs, including insurance premiums, utilities and real estate taxes;

•	adverse changes in the laws and regulations applicable to us;

•	the relative illiquidity of real estate investments;

•	changing market demographics;

•	an inability to acquire and finance properties on favorable terms;

•	acts of God, such as earthquakes, floods or other uninsured losses; and

•	changes or increases in interest rates and availability of permanent mortgage funds.

In addition, periods of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or increased defaults under existing leases.

Success in the real estate industry can be highly unpredictable and there is no guarantee the company’s business model will be successful in the market.

The company’s success will depend on whether it can successfully build and market two-family homes specifically for the Build-For-Rent market. The company is exposed to a lack of interest for the kind of properties we build by wholesalers as well as its inability to predict whether consumers would be interested in renting the properties. Consumer tastes, trends and preferences frequently change and are notoriously difficult to predict. If the company fails to anticipate future real estate investor and consumer preferences its business and financial performance will likely suffer. The real estate industry is fiercely competitive. The company may not be able to develop and sell properties in a profitable way.

The company may not secure pre-commitments for developments prior to breaking ground.

The company has not yet signed any pre-sale agreements with any institutional investors. While we plan to enter into such agreements prior to completion of our developments, there is no guarantee that we will be able to do so. If we cannot sign any agreements prior to breaking ground or at some time prior to the construction and completion of our developments, we may incur additional costs related to sales and marketing and may be delayed in completing our developments or be subject to additional management expenses.

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If we successfully develop our Build-For-Rent properties but are not able to sell them in a timely manner, we may need to operate the and manage the properties as owners, which would add additional operational expenses and may result in significant losses

The company’s success will also depend on whether it can successfully resell it properties developed for the Build-For-Rent market either prior to completion of construction or in a timely manner thereafter. There is no guarantee that we will be able to sell our properties in a timely manner or ever. If we are unable to sell the completed properties, we will need to dedicate significant resources to managing and leasing our properties, which would pose an added financial and management burden on the company.

Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.

In the event that we have a concentration of properties in a particular geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area. A shareholder’s investment will be subject to greater risk to the extent that we lack a geographically diversified portfolio of properties.

Our operating results may be negatively affected by potential development and construction delays and the resulting increase in costs and risks.

Developing real estate properties subjects us to uncertainties such as the ability to achieve desired zoning for development, environmental concerns of governmental entities or community groups, ability to control construction costs or to build in conformity with plans, specifications and timetables. Delays in completing construction also could give tenants the right to terminate preconstruction leases for spaces at a newly-developed project and any potential investors we pre-sold our developments to may pull out of such agreements. We may incur additional risks when we make periodic progress payments or advance other costs to third parties prior to completing construction. These and other factors can increase the costs of a project or cause us to lose our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, we must rely upon projections of rental income and expenses and estimates of fair market value upon completing construction when agreeing upon a price to be charged for the property. If our projections are inaccurate, we may not be able to sell a property on favorable terms.

Potential development and construction delays and increases in the prices of building materials due to tariffs or other reasons and resultant increased costs and risks may hinder our operating results and decrease our net income.

Uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control including availability of raw materials and related expenses. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors including price increases in raw materials can result in increased costs of a project or loss of our investment.

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

We may acquire real estate assets located in areas that are susceptible to attack. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy. Any terrorist incident may, contribute to increased economic volatility and could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices.

The costs of complying with environmental laws and other governmental laws and regulations may adversely affect us.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigating or remediating contaminated properties, regardless of fault or whether the original disposal was legal. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

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Some of these laws and regulations have been amended to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to spend material amounts of money. Future laws, ordinances or regulations may impose material environmental liability. Further, the condition of our properties may be affected by tenants, the condition of the land, operations in the vicinity of the properties, such as the presence of underground or above-ground storage tanks, or the activities of unrelated third parties. We also are required to comply with various local, state and federal fire, health, life-safety and similar regulations.

ERC Homebuilders 2 operates in a highly competitive market.

ERC Homebuilders 2 plans to operate in a highly competitive market and faces intense competition. Competitors include The Mungo Companies, Bernard Partnership, and T.W. Lewis, which have all been building Build-For-Rent properties for over a decade. Taylor Morrison is now entering the Build-For-Rent market. Big developers like Lennar and others are likely to pursue this market in time. Many of the company’s current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. Competitors may secure better terms from vendors, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment, and marketing. Further, ERC Homebuilders 2 properties will compete on a local and regional level developers that are active in the company’s initial markets that include NexMetro, AHV Communities, BB Living, Christopher Todd Communities and Camillo Homes. The number and variety of competitors in this business will vary based on the location and setting and is also subject to fluctuating economic factors.

Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

The company’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of their customers or employees. Regardless of whether any claims against the company are valid or whether they are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of their insurance coverage or not covered by insurance could have a material adverse effect on the company’s business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect the company.

The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

The company has not yet acquired insurance. It may not be able to acquire insurance policies that cover all types of losses and liabilities. Additionally, once the company acquires insurance, there can be no assurance that its insurance will be sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually and the company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it sustains significant losses or makes significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the company’s financial condition or results of operations.

The company has concentrated its investments single-family homes to be built in smaller groupings, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

The company’s operations will consist entirely of large amounts of real estate holdings. Accordingly, the company is subject to the risks associated with holding real estate investments. Changes in the preferences and interests of potential purchasers of properties developed by the company and fluctuations in the value of real estate in the areas where the company has purchased real estate may negatively affect the company’s business.

The company’s real estate holdings will be subject to risks typically associated with investments in real estate. The investment returns available from equity investments in real estate depend in large part on the amount of income earned, expenses incurred and capital appreciation generated by the related properties. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and time-consuming to expand, modify or renovate older properties. Under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have an adverse impact on our business, financial condition or results of operations.

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The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.

The company’s business is to sell its real estate assets. Because real estate holdings generally, are relatively illiquid, the company may not be able to dispose of one or more real estate assets on a timely basis. In some circumstances, sales may result in investment losses which could adversely affect the company’s financial condition. The illiquidity of its real estate assets could mean that it is forced to hold on to real estate for longer than planned or indefinitely. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect the company’s business, financial condition and results of operations.

The company’s development and construction of the first Florida Build-For-Rent properties depends on its ability to obtain favorable mortgage financing.

The company intends to secure mortgage financing to fund up to 70% of its first Florida developments and plans to use debt financing to develop and construct subsequent Build-For-Rent properties. There is no guarantee that the company will be able to obtain financing on favorable terms. In the event that the company is unable to obtain such financing it may limit the company’s ability to effectuate its plans and will increase the costs and expenses of the company, thereby negatively impacting its financial prospects.

ERC Homebuilders 2 depends on a small management team and may need to hire more people to be successful.

The success of ERC Homebuilders 2 will greatly depend on the skills, connections and experiences of the executives, Gerald Ellenburg and Ryan Koenig. ERC Homebuilders 2 has not entered into employment agreements with the aforementioned executives. There is no guarantee that the executives will agree to terms and execute employment agreements that are favorable to the company. Should any of them discontinue working for ERC Homebuilders 2, there is no assurance that the company will continue. Further, there is no assurance that the company will be able to identify, hire and retain the right people for the various key positions.

Key Man Risk.

The company’s founders and key men are serial entrepreneurs. It is likely that some, if not all of the founders and key men, may exit the business within the next three years. In the event one or more of our founders and/or key men exit the business the company may experience following:

•	financial loss;

•	a disruption to the organization's future projects;

•	damage to the brand; and

•	potentially supporting a competitor.

The company will require a general manager, who has not yet been hired.

ERC Parent is currently performing an executive search for the general manager and operator of ERC Homebuilders 2. There is no way to be certain that the general manager of ERC Homebuilders 2, once appointed, will be able to execute the same vision as ERC Parent itself. If an appropriate person is not identified and hired, the company will not succeed and since its performance will depend on that person’s performance, it is possible that other ERC subsidiaries will be more successful than the company.

Risks relating to this offering and our shares

The payment of accrued dividends is paid out of the company’s reserved funds for the foreseeable future.

As soon as the company receives proceeds from this offering and it is legally permissible, the company intends to pay dividends to investors. The dividend will initially be paid to investors out of the company’s reserved funds, as opposed to its revenues. Payment of the dividends and the establishment of the reserve fund will reduce the capital the company has to develop and begin marketing its single-family Build-For-Rent properties. These reserved funds will be held in a segregated account money market account located at Fifth Third Bank, Cincinnati, OH. Most, if not all, of the reserved funds in the dividend reserve account will be the proceeds from this offering. (See “Use of Proceeds”). It is not certain when, if at all, the company will be able to make dividends payments to investors out of the company’s revenues.

If we pay distributions from sources other than cash flow from operations, we will have less capital available for investments and your overall return is likely to be reduced.

Although our distribution policy is to use our cash flow from operations to make distributions to shareholders, our operating agreement permits us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of proceeds to fund distributions. Until the proceeds from this offering are fully invested and from time to time during the operational stage, we may not generate sufficient cash flow from operations to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less capital available to make investments, and your overall return is likely be reduced.

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Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.

Pursuant to section 170 of the Delaware General Corporation Law (“Delaware Law”), dividends may be paid out of “surplus” even in the absence of profits.  Under section 154, “surplus” may be defined by the board of directors, in their sole discretion, but generally may not be less than the par value of the shares issued. Accordingly, most of the proceeds of this offering may be considered surplus. However, Delaware Law is subject to change, and the company cannot guarantee that dividend payments will always be permitted under Delaware Law.

The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.

The distributions made pursuant to the Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly State) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

The company is responsible for certain administrative burdens relating to taxation.

Federal law required that the company report annually all distributions to shareholders on a Form 1099-DIV.  The company is responsible for ensuring that the extent to which such distributions constitute a distribution of earnings and profits is correctly identified on form 1099-DIV. This reporting requirement adds to the administrative burdens of the company.

The offering price has been arbitrarily set by the company.

ERC Homebuilders 2 has set the price of its Preferred Stock at $6.00 per share. Valuations for companies at ERC Homebuilders 2 stage are purely speculative. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, the company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

The officers of ERC Homebuilders 2 control the company and the company does not currently have any independent directors.

ERC Parent is currently the company’s controlling shareholder. Moreover, the company’s executive officers and directors, through their ownership in ERC Parent, are currently ERC Homebuilders 2 controlling shareholders. As holders of the Class B Common Stock which gives ERC Parent 5 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock and Class A Preferred Stock, ERC Parent will continue to hold a majority of the voting power of all the company’s equity stock and therefore control the board at the conclusion of this offering. Even if ERC Parent were to own as little as 16.7% of the equity securities of the company, ERC Parent would still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. The company does not benefit from the advantages of having independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within ERC Homebuilders 2, and having extra checks and balances to prevent fraud and produce reliable financial reports.

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The exclusive forum provision in the company’s Amended and Restated Certificate of Incorporation may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section VII of the company’s Amended and Restated Certificate of Incorporation contain exclusive forum provisions for certain lawsuits, see “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.” Further, Section 6 of the subscription agreement for this offering includes exclusive forum provisions for certain lawsuits pursuant to the subscription agreement; see “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.” The forum for these lawsuits will be the Court of Chancery in the State of Delaware. None of the forum selections provisions will be applicable to lawsuits arising from the federal securities laws. These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provisions may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. Further, the Court of Chancery in Delaware is a non-jury trial court and therefore those claims will not be adjudicated by a jury. See “Securities Being Offered – All Classes of Stock – Jury Trial Waiver.”

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the subscription agreement. Investors should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If an investor brings a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, an investor may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares that were in effect immediately prior to the transfer of the shares of Preferred Stock, including but not limited to the subscription agreement.

 There is no current market for ERC Homebuilders 2’s shares.

There is no formal marketplace for the resale of our securities. Shares of the company’s Preferred Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. The company does not have plans to apply for or otherwise seek trading or quotation of its Preferred Stock on an over-the-counter market. It is also hard to predict if the company will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

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Risks related to certain conflicts of interest

There are conflicts of interest between the company, its management and their affiliates.

ERC Parent is the parent company of ERC Homebuilders 2 and currently holds all of the issued Common Stock of ERC Homebuilders 2. ERC Parent is also affiliated with ERC Homebuilders 1, Inc., KGEM Golf, Inc. (“KGEM”) and its six subsidiaries, and many if not all of the executives are the same for ERC Homebuilders 1, KGEM, KGEM’s subsidiaries, and ERC Parent. Therefore, it is likely that conflicts of interest will arise between the affiliates. Conflicts of interest could include, but are not limited to the following:

•	use of time,
•	use of human capital, and
•	competition regarding the acquisition of properties and other assets.

The interests of ERC Homebuilders 2, ERC Parent and the company’s other affiliates may conflict with your interests.

The company’s Amended and Restated Certificate of Incorporation, bylaws and Delaware law provide company management with broad powers and authority that could result in one or more conflicts of interest between your interests and those of the officers and directors of ERC Homebuilders 2, ERC Parent, and the company’s other affiliates. This risk is increased by the affiliated entities being controlled by ERC Parent who currently owns all of the company’s Common Stock and all our officers and directors currently have an interest in ERC Parent, through ownership, as an officer or director in ERC Parent contractually or any combination thereof. Potential conflicts of interest include, but are not limited to, the following:

●	ERC Parent and the company’s other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separate from the company, and you will not be entitled to receive or share in any of the profits, return, fees or compensation from any other business owned and operated by the management and their affiliates for their own benefit.
●	The company may engage ERC Parent, or other companies affiliated with ERC Homebuilders 2 to perform services, and determination for the terms of those services will not be conducted at arms’ length negotiations; and
●	The company’s officers and directors are not required to devote all of their time and efforts to the affairs of the company.

There are conflicts of interest between the company and some of the members of the Board of Directors.

Rod Turner, the CEO of the online platform on which the company is offering shares, is also a member of the Board of Directors. It is likely that conflicts of interest will arise between the company and the board member. Conflicts of interest include, but are not limited to the following:

•	Determining whether something is in the best interest of the company or the online platform on which the company is listing the Preferred Stock.
•	Whether to keep the offering open or to close it.
•	Use of time.
•	Payment to the online platform.

Loans issued by ERC Parent to ERC Homebuilders 2 may not be made at arm’s length.

ERC Parent may make various loans to ERC Homebuilders 2. These transactions may not be at arm’s length and therefore there is no way to assure third parties that ERC Parent and ERC Homebuilders 2 will be acting in their own self-interest and not subject to pressure or duress from the other party.

ERC Parent, ERC Homebuilders 2 and ERC Homebuilders 1 intend to share some services.

ERC Parent, ERC Homebuilders 2 and ERC Homebuilders 1 will share the following services:

•	licensing for the use of the name and brand identity, and
•	the services of Manhattan Street Capital.
•	Participating lease agreements as described in “Support from ERC Parent.”

Internal transactions incorporating products and services, fee sharing, cost allocations, and financing activities can create inefficiency, financial exposures and reporting risk. This arrangement could result in potential actual or perceived conflicts of interest.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Preferred Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Preferred Stock and the pro forma net tangible book value per share of our Preferred Stock after this offering.

As of May 15, 2019, the net tangible book value of the company was ($247,793). Based on the number of shares of Common Stock issued and outstanding as of the date of the offering 16,000,000 shares that equates to a net tangible book value of approximately ($0.0155) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ aggregate deficit divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after May 15, 2019, other than to give effect to the sale of 8,333,333 shares of Preferred Stock being offered by the company in this offering for the net subscription amount of $44,500,00 the pro forma net tangible book value, assuming full subscription, would be $44,252,207. Based on the total number of shares of Common and Preferred Stock that would be outstanding assuming full subscription 24,333,333, that equates to approximately $1.8186 of tangible net book value per share.

Thus, if the offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholders will have immediately increased by approximately $1.8341 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $4.1814 per share. These calculations do not include the costs of the offering, and such expenses will cause further dilution.

Offering price per share of Preferred Stock*	$6.00
Net Tangible Book Value per share of Preferred Stock before the offering (based on 16,000,000 shares)	$(0.0155)

Increase in Net Tangible Book Value per Share Attributable to Shares Offered in the offering (based on 8,333,333 shares)	$1.8341
Net Tangible Book Value per Share after the offering (based on 24,333,333 shares)	$1.8186

Dilution of Net Tangible Book Value per Share to Purchasers in this offering	$4.1814

* before deduction of offering expenses.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

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This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

ERC Homebuilders 2, Inc. is offering a maximum of 8,333,333 shares of Preferred Stock on a “best efforts” basis.

The cash price per share of Preferred Stock is $6.

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by ERC Homebuilders 2, Inc. in its sole discretion.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

The company has engaged Sageworks Capital, LLC (“Sageworks”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.
•	Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investors participation.
•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
•	Not provide any investment advice nor any investment recommendations to any investor.
•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Sageworks $18,000 in one-time set up fees, consisting of a $10,000 agreement fee and approximately $8,000 for fees to be paid to FINRA, plus a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. Assuming that the offering is open for 12 months, the company estimates that total fees due to pay Sageworks would be $518,000 for a fully-subscribed offering. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $500. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to ERC Homebuilders 2, Inc.

The Online Platform

The company will pay FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the offering of the shares on its online platform.

Further, ERC Parent has entered into a Consulting Agreement with MSC effective July 15, 2018 (the “Consulting Agreement”), which includes consulting services and technology services, see “Plan of Distribution and Selling Securityholders – The Online Platform.” ERC Parent, or the company as applicable, will pay MSC the following:

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•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.
•	A cashless 10 year warrant to purchase 100 shares of ERC Parent common stock for $0.25 per share, per investment into the escrow account, in each Operating Subsidiary Regulation A offering.
o	The warrant calculations shall be capped at a maximum of 30,000 investors, aggregated from the 2 contemplated Regulation A offerings of the two Operating Subsidiaries. Which results in warrants to purchase a maximum of 3,000,000 shares of ERC Parent common stock;
•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.
•	A technology license fee of $300 per month.
•	Any applicable fees for fund transfers (ACH $2, debit card fees of $0.35 + 3% as charged by debit card processor, check $5, wire $15 or $35 for international fund transfers).

Pursuant to the Consulting Agreement, on July 15, 2018, ERC Parent has paid $135,000 ($15,000 per month for 9 months) in cash. ERC Parent will pay $15,000 per month in excess of 9 months. Prior to the launch of this offering, ERC Parent will deliver to MSC cashless 10 year warrants for 540,000 shares of ERC Parent common stock with an exercise price of $0.25 per share.

ERC Homebuilders 2 will reimburse ERC Parent for its portion of the fee to MSC in accordance with the Management Services Agreement. All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the offering.

For additional information please see “Interests of Management and Others in Certain Transactions”.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the company will accept tenders of funds to purchase whole shares and fractional shares. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the offering is open for investment. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds transferred from the Escrow Agent is defined as a “Closing." The funds tendered by potential investors will be held by our escrow agent, to be determined (the “Escrow Agent”) and will be transferred to us at each Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Preferred Stock in this offering, you should complete the following steps:

1.	Go to www.manhattanstreetcapital.com/ERC2 and click on the "Invest Now" button;
2.	Complete the online investment form;
3.	Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;
4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Sageworks will review all subscription agreements completed by the investor. After Sageworks has completed its review of a subscription agreement for an investment in the company, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Sageworks will have up to three days to ensure all the documentation is complete. Sageworks will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

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All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Sageworks has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Preferred Shares. Sageworks is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Sageworks is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Sageworks’ anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Sageworks in this offering as any basis for a belief that it has done extensive due diligence. Sageworks does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Agent

Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The company has agreed to pay the Escrow Agent:

•	$ 350.00 for escrow account set-up fee,
•	$ 30.00 per month escrow account fee for so long as the offering is being conducted,
•	a cash management fee of 0.5% of funds processed (up to a maximum of $8,000.00 )

The escrow agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

Transfer Agent

The company has also engaged Computershare, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to Computershare for the above services to be $40,000 annually.

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USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this offering. The company currently estimates that, at a per share price of $6, the net proceeds from the sale of the 8,333,333 shares of Preferred Stock will likely be $44,500,000 after deducting the estimated offering expenses of approximately $5,500,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios:

Gross Proceeds	$1,000,000	$12,500,000	$25,000,000	$50,000,000
Estimated offering expenses (1)	$360,000	1,625,000	$2,750,000	$5,500,000
Net Proceeds	$640,000	$10,875,000	$22,250,000	$44,500,000
Development period overhead (2 years pro rata) (This includes operating expense that is incurred during the development and construction of the initial site(s) (2)	$280,000	$1,000,000	$1,000,000	$1,000,000
8% preferred return reserve (18 months reserved for dividend payments to investors)	$120,000	$1,500,000	$3,000,000	$6,000,000
Land & building improvements, engineering and construction (3)	N/A	$7,625,000	$17,500,000	$36,750,000
Working capital*	$240,000	$750,000	$750,000	$750,000
Total use of proceeds	$1,000,000	$12,500,000	$25,000,000	$50,000,000

(1) Estimated offering expenses include legal, accounting, printing, advertising, broker-dealer fees and commissions, marketing and state notice fees and other expenses of this offering.

(2) These amounts may be used to pay expenses relating to salaries, bonuses, and other compensation to our officers and employees.

(3) Some of the proceeds may be used to acquire assets currently owned by eRC Homes, LLC and by eRC Homes Capital, LLC, both companies controlled by the company’s Chairman / CEO and President / COO. All such transactions will be made at the selling entity's cost.

* 25% of gross proceeds are allocated to working capital subject to a maximum working capital amount of $750,000. The above estimates for overhead improvements and working capital are subject to change based upon the timing and amounts of gross proceeds and development timetables.

Cost and Sale Price per Home

Management projects that the average cost of a fully-built home will approximate $270,000 and that such homes will sell for an average of $300,000, irrespective of group quantities. Management bases this estimated profit level on a planned one-year turn of inventory, whereby land will be acquired and the homes will be built and sold out all within one year.

The company may also finance the construction with mortgage financing. For additional information see “Management Discussion and Analysis – Plan of Operations.”

Dividends and profit sharing dividends

12% of the proceeds raised in the offering will be reserved for the payment of dividends.

Investors in this offering will begin to accrue a monthly dividend payment that pays 8% per annum after the issuance of their Preferred Stock. When the funds are legally available for distributions the company intends to pay these dividends monthly. The dividends will compound annually. The company intends to pay these dividends starting one month after the investor completes their investment.

The dividend reserve (12% of the gross proceeds from this offering) will be held in a money market account located at Fifth Third Bank, Cincinnati, OH. Until the company generates revenue that will support the distribution of dividends, the company intends to pay dividends from the and legally available funds in the dividend reserve account, see “Securities Being Issued – Preferred Stock – Dividends.”

In the event the company declares a dividend distribution to the Common Stock holders, all Preferred Stockholders will receive their pro rata share.

There is no guarantee regarding the tax treatment of the 8% dividends. Please see “Securities Being Offered – Tax Treatment.”

We reserve the right to change the above use of proceeds if management believes it is in the best interest of the company.

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THE COMPANY’S BUSINESS

Overview

ERC Homebuilders 2, was formed in April 2019 and is intended to become a next generation wholesaler of build-for-rent, single family residences along with ERC Homebuilders 1, both subsidiaries of ERC Homebuilders, Inc. As home ownership continues to drop and more Millennials, Gen-X’er’s and Baby-Boomers want to rent, demand in the rental market for new units is increasing. There is a corresponding demand for such properties by institutional investors. The company plans to target this rising demand for single-family rental properties, and specifically the unmet demand of institutional buyers such as private equity firms, hedge funds and national rental operators by developing and wholesaling Build-For-Rent units, initially in its home state of Florida and expanding to other parts of the country from there.

The company will operate under the brand name “ERC Homebuilders 2” and is a subsidiary of ERC Homebuilders, Inc. (“ERC Parent”). ERC Parent was incorporated in 2018 as a successor entity to eRC Investment Properties, LLC which was created in 2011 to develop and operate real property in Florida, but which was not active until mid-2018. ERC Investment Properties LLC was activated in order to commence the build-for-rent program.

ERC Parent has formed two operating subsidiaries, ERC Homebuilders 1 and ERC Homebuilders 2, each an “Operating Subsidiary and collectively the “Operating Subsidiaries”). Each Operating Subsidiary will be located in a different region within the United States. The Operating Subsidiaries will be located in the following regions of the United States and will operate under the names listed below:

REGION	NAME
South Florida	ERC Homebuilders 1, Inc.
North Florida	ERC Homebuilders 2, Inc.

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Principal Products and Services

The company’s primary business will be the development of land and construction of Build-For-Rent’s for resale to rental operator companies. It will function as a wholesaler of Build-For-Rent units by building and selling them in “mini-neighborhoods” of 20+ units. These groups of residences may be contiguous to each other or in fragmented groupings that are assembled within a certain geographic area. By packaging and selling 20+ unit bundles, the company plans to meet the needs of large institutional investors and national rental operators who want a relatively easy, quick way to acquire more inventory of rental properties.

The company’s business activities will include:

•	Building lot acquisition from land developers, banks, home-owners, trusts & estates.

•	Independent appraisals to verify existing and completion value.

•	Comprehensive design/new construction.

•	Re-sale through major brokers and marketplaces such as SVN/SFRhub.

The company will oversee independent general contractors for much of its construction, all of whom will perform under fixed-price contracts. All such homes will be “affordable” with average square footage of 1,500, and typically with 3 bedrooms and 2 bathrooms. In Florida, target monthly rents that the company’s buyers will charge are estimated to range between $1,400 and $1,800.

Financing the Development of the Properties

The company intends to purchase the land for Phase I Construction with a combination of the following:

•	The proceeds of this offering (see “Use of Proceeds”).

•	Funds advanced to ERC Homebuilders 2 by ERC Parent.

•	Mortgage financing provided by banks, private equity funds, lending-REITs and/or other financial institutions.

Sourcing the properties

The company has engaged various regional and national real estate brokerages to source potential sites. Management members have worked with various real estate brokerages since 2011, certain of which will refer land-sites to ERC Homebuilders 2. As of this date, various land-sites are being identified and studied for possible development, but no definitive acquisition agreements have been executed. In addition, the company may use capital procured under this offering to acquire assets currently owned by eRC Homes, LLC and by eRC Homes Capital, LLC, both companies controlled by the company’s Chairman / CEO and President / COO. All such transactions will be made at the selling entity's cost.

Property design, development and construction

Management members have worked with various design groups and are currently in discussion with certain of them relative to the types of homes that should be developed on different land-sites. Once land-sites are identified and proposed to Build-For-Rent buyers, design work will commence. Such design work will result in submissions to governmental authorities for building permits, and construction will then commence.

Sales of Properties

ERC Parent, will advise and guide the management of all of ERC Homebuilders 2’s property design, development, and all sale activities. ERC Homebuilders 2 will directly employ sales personnel. We aim to secure institutional buyers before we break ground on our developments.

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Market Sector

Build-for-rent Properties

The 2008 financial crisis launched one of the largest distressed-buying opportunities in American history. By 2013, major institutional investors were buying homes through poorly disguised subsidiaries. Tens of thousands of homes built for homeowner sale were instead going into rental pools of regional and national rental operators.

As these large pools of undervalued homes began to disappear toward the end of the recession, institutional investors began searching around the country for new home product. Today, they have not abandoned their existing home acquisitions; however, they are showing acute interest in amassing large inventories of homes that carry with them the trait – “everything is new.” Build-For-Rents with new finishes and the latest appliances are in high demand, as are replacement properties for renters seeking to trade up.

Institutional investors prefer these new Build-For-Rents with standard builder warranty attributes that insulate them from significant operating expenses. With “new” homes, the rental operators can easily predict property taxes and property insurance as their primary, if not sole costs of operation.

Cultural and Generational Shifts in Housing

In addition to the post-recession impact on the Build-For-Rent market, there is an ongoing cultural/demographic shift impacting the affordable single-family residential sector in the US. There has been strong mid-level employment growth in Florida that has expanded the population and increased demand for rental properties in the company’s initial market.

More American families are renting homes now than ever before. . This is a reversal from the Baby-Boomer generation that was dedicated to home ownership as a fundamental part of the “American Dream” between WWII and the end of the century. Baby-Boomers saw homes in the ‘70’s, ‘80’s and ‘90’s rapidly multiply in value. Those growth rates no longer exist in most US regions. Interestingly, many Baby-Boomers are also seeking rentals now.

Millennials in many cases don’t have the financial means to purchase a home. They also generally favor renting or leasing items instead of owning them as they are more focused on experiences than material goods. Furthermore, their joint family standard deduction on their annual tax returns of $24,000 competes with the itemized interest and property tax deductions for homes $400,000 or less in price. The lack of opportunity for capital appreciation and the loss of some of the tax deduction benefits are tipping the balance in the rent vs. buy equation.

Traditional garden apartments and townhomes have gotten expensive with rents approaching the $1,750 to $2,000 range in most growing Metropolitan Service Areas – especially in the top 20. More and more renters, particularly those who are starting families, are less interested in workout rooms, party rooms and large swimming pools. Instead they are interested in detached living in homes and can achieve that with little or no increase in monthly rental cost.

These demographic changes, cultural shifts and new tax laws have led to what the company believes is a “perfect storm” that is driving this 21st century rush into rental housing. In turn, this has stoked acute demand among institutional investors for Build-For-Rent’s and created large opportunities for the company’s offerings.

Market Segment Size and Growth

Single Family Rental homes are the company’s target market. :

•        3.9 million new rental units are forecast for 2016-2020, of which 1.5 million are expected to be homes (Source: US Census and Green Street Advisors).

•        9.2% increase in home rental units from 2016-20.

•        Total target market is 17.2 million home rental units.

Much of this growth is being fueled by the under-supply of rental housing inventory. Purchases of Build For Rent homes to satisfy this demand are being driven by large scale orders and requests for proposals from institutional investors that continue to grow. Current estimates are in the hundreds of billions of dollars being invested in the single-family rental sector over the next five years.

Recent market data analysis from John Burns Real Estate Consulting on the single-family rental market analysis and forecast suggests that growth in the rental market remains strong:

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Fundamentals across the single-family rental (Single Family Rental) sector stayed strong in the 4th quarter of 2018, and are expected to remain so in 2019. Factors fueling Single Family Rental demand include:

•	Solid job and income growth across almost all top Single Family Rental markets

•	Sluggish for-sale housing backdrop, with buyer hesitancy and affordability headwinds benefitting Single Family Rental

•	National occupancy rates hitting a 20-year high of 94% (with REITs even higher at 96%)

Nationally, Single Family Rental rents rose 3.3% year-over-year (YOY) in January 2019 per their Burns Single-family Rent IndexTM, relatively unchanged from 3.5% YOY in January 2018.

•	Strongest YOY rent growth: Jacksonville, Orlando, and Las Vegas (6%); Atlanta, Salt Lake City, and Phoenix (all roughly 5%)

•	Weakest YOY rent growth: Cincinnati (1%); Miami, Chicago, Raleigh-Durham, Houston, and Indianapolis (all below 3%)

Single Family Rental REITs recorded solid demand metrics again in the 4th quarter of 2018, with renewals up 4.7% YOY, new leases up 2.7%, and 96% stabilized occupancy. In addition, AMH recently reported 3.1% YOY same- store blended rent growth in January 2019, while INVH reported 4.3% in January 2019 and 4.7% in February 2019.

Home values continue to increase, albeit at a moderated pace. Nationally, home values rose 4.5% YOY in January 2019, down from 6.7% YOY in January 2018.

Strongest YOY price appreciation: Las Vegas (+11%), Atlanta and Salt Lake City (+9%) • Weakest YOY price appreciation: Chicago (+1.5%), Denver and Houston (+4%)

The report forecast 3% national Single Family Rental rent growth in 2019, driven mainly by a continued backdrop of healthy Single Family Rental supply/demand fundamentals, steady economy, and homeownership affordability headwinds. Acceleration in consumer preferences towards renting also support optimism around Single Family Rental.

The consultancy studied interest in homeownership and found that renters between the ages of 53–71 expressed the least interest in homeownership, with 42% of respondents reporting no interest in ever owning a home, up from 23% in 2016. Millenials and Gen-X members are also less interested in owning than in prior years according to their survey.

More specifically, the company’s initial target markets in Florida show Millennials wanting a space without having a lot of owner upkeep. Single lot, urban infill is trending along with “Villa Style” units. The first three quarters of 2018 experienced strong growth in a number of Metropolitan Service Areas:

•	Tampa, Jacksonville, Tallahassee, Orlando experienced 4% Blended Rate Change (BRC).

•	Ft. Lauderdale, W. Palm Beach, Charlotte and Raleigh-Cary saw 3–4% BRC.

In addition to looking at the overall numbers of Build-For-Rent’s and the regional growth percentages, it is instructive to look at the number of Build-For-Rent’s already under management at the large institutional investors seeking more inventory, including the following:

•	300,000 units: Blackstone, Colony and Invitation Homes.

•	250,000 units: American Homes 4 Rent, Progress Residential, Main Street Renewal, Tricon and Front Yard.

•	20,000 units: Amherst Residential.

Operations and Market Ecosystem

The company has been designed to be very flexible in its operations. It can ramp-up quickly to build out “mini neighborhoods” based on the funding tranches it receives. The company has already identified many good land opportunities in its area of focus in Florida and it is continually talking to potential executives about joining the management team.

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Typical development for a 25-home neighborhood with all-in costs will be approximately $7M. The company can build these in approximately one year.

The company plans to start by developing 25+ unit neighborhoods. During its initial 12 months it plans on building 10+ new mini-neighborhoods. The plan is to presell these to institutional investors who will pay by percent completion as construction progresses.

There are five major components in the company’s ecosystem:

•	Rental tenants are the ultimate consumers who rent these new Build-For-Rent’s. These are typically mid-level employees working at local and regional firms. Not all have college degrees, e.g.: FedEx / UPS drivers, IT workers, mid-level medical workers, retail managers, warehouse managers - not doctors and financial executives. Average age is 35 – 45, with household income averaging $125,000, married with 1-2 children seeking to live in a single-family residence.

•	Institutional investors are the company’s real customers. The buyers of Build-For-Rent units are private equity firms, hedge funds, REIT’s and national rental operators who want large volumes of new homes on contiguous land that they can easily market and manage. We believe that they are eager to buy these pre-packaged properties either directly or through brokers in high volumes from 20 -1000 properties.

•	SVN/SFRhub is an online marketplace / intermediary for buying and selling Build-For-Rents. It is part of the fifth largest commercial real estate broker in the US (formerly named Sperry Van Ness). SVN/SVRhub operates between the company and the institutional investors buying Build-For-Rent’s. They help match the needs of the institutional buyers with the various inventories coming from the company and other developers. They enable sellers to easily manage property listings for buyers to research, identify, underwrite and transact on investment portfolios that meet their criteria. The company expects that SVN/SFRhub will be the initial sales channel for the company to reach institutional Build-For-Rent buyers.

•	The company will buy parcels of land and build single family homes for the Build-For-Rent market. The company will then sell these Build-For-Rents directly to large institutional investors in groups of 20+ houses or indirectly through brokers and marketplaces like SVN/SFRhub. The company will package these Build-For-Rents into groups of contiguous parcels of land in order to facilitate high volume purchases that institutional investors seek. In most cases, larger packages of Build-For-Rents will be easier to sell than smaller ones and the larger the group of homes, the easier they are to sell and the more profitable they are.

•	Mortgage brokers and specialized lenders offer loans to developers/builders like the company in order to help finance new construction of these Build-For-Rents. Traditional banks and lending companies like Corevest Financial, Anchor Financial and others offer loans for a broad range of Build-For-Rent developers like ERC Homebuilders.

Distribution and Sales

SVN/SFRhub.com initially will be the main channel for selling the company’s homes to hedge funds, private equity firms and national rental operators. The company anticipates paying SVN/SFRhub between 1 and 1.5% marketplace fees/commissions. There may be occasional direct sales to national rental operators and direct selling could emerge as another major channel in the future.

Competition

There are numerous developers competing in the Build-For-Rent space: The Mungo Companies, Bernard Partnership, and T.W. Lewis have all been building Build-For-Rent’s for over a decade. Taylor Morrison is now entering the Build-For-Rent market. Big developers like Lennar and others are likely to pursue this market in time.

Some of the leaders in the company’s area are: NexMetro, AHV Communities, BB Living, Christopher Todd Communities and Camillo Homes. For more detail see this article on the Single Family Rental Industry.

The company will differentiate itself from these other Build-For-Rent developers in a number of ways. For example, adding Eco Living options will be a great rental tool. In addition to the environmentally friendly positioning that may appeal to renters, it also can lower their costs or allow landlords to increase rents. These could include low e-impact windows, ISO insulation, venting, etc. These can be achieved for as low as $5-8 per square foot and make the home more appealing.

The company anticipates the main competition with these companies will be focused on land acquisition. Construction costs are fairly consistent but bidding on parcels of land is likely the main battlefield where the company will encounter its key competition. To that end, the company will employ highly qualified land / entitlement / zoning executives to oversee these tasks.

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Support from ERC Parent

ERC Homebuilders 2 has entered into a management services agreement with ERC Parent on April 19, 2019 (the “Management Services Agreement”). Under that agreement, ERC Parent will manage ERC Homebuilders 2 and allow ERC Homebuilders to use certain intellectual property and business concepts. ERC Homebuilders 2 will incur direct and indirect capitalized costs and overhead expenses, some of these costs will be exclusive to ERC Homebuilders while other costs will be shared among ERC Homebuilders 2 and the ERC subsidiaries.

Direct capitalized costs and overhead expenses will be paid by ERC Homebuilders 2 directly (e.g., salaries, board of director and board of advisor fees, employee benefits, and general administrative costs).

Indirect capitalized costs and overhead expenses will be paid by ERC Parent and then reimbursed by ERC Homebuilders 2. Indirect capital costs and overhead expenses that will be exclusive to will be reimburse in full by ERC Homebuilders 2 (e.g., architectural costs, engineering, land, zoning and permitting and other costs directly related to assets belonging to ERC Homebuilders 2).

A subsidiary will be responsible for its share of capitalized costs once it has commenced fundraising under Regulation A (an “ERC Active Subsidiary” or “ERC Active Subsidiaries,” as applicable). ERC Parent reserves the right to defer the collection of reimbursements from ERC Homebuilders 2 and other ERC Active Subsidiaries, if, in its sole discretion, it determines that such reimbursements should be shared amongst ERC Homebuilders 2, ERC Active Subsidiaries and any additional subsidiaries.

Unless deferred, indirect capitalized costs, will be reimbursed pro-rata based the total number of ERC Active Subsidiaries.

Overhead expenses, which will be reported quarterly, will be allocated among the ERC Active Subsidiaries based upon the number of developments. Each parcel of land that an ERC Active Subsidiaries closes on, is considered a development. If an ERC Active Subsidiary has yet to purchase land, that subsidiary will be considered to have one development.

The initial term of the agreement is ten years and is automatically renewable. Either party can terminate the agreement by written notice 180 days prior to the end of the current term.

For additional information please see the Management Services Agreement, which is an Exhibit to the Offering Statement of which this Offering Circular forms a part.

Further, it is the intent of ERC Parent that ERC Parent will enter into a participating lease agreement (“PLA”) with ERC Homebuilders 2 and any other Operating Subsidiary as needed. For example, in the event that ERC Parent uses capital to assist ERC Homebuilders 2 or any Operating Subsidiary with the acquisition of land and for certain costs related to the entitlement and zoning for such land, ERC Parent will execute a PLA with the applicable Operating Subsidiary. PLAs allow for fixed lease payments plus allocations of revenue, wherein ERC Parent would receive larger lease payments from the applicable Operating Subsidiary in the event revenues increase. ERC Parent intends that the PLAs will allow for payments from the Operating Subsidiary to ERC Parent in amounts that closely approximate what would be ERC Parent’s share of net cash flows based on its pro-rata share of total development costs for the developments owned by the applicable Operating Subsidiary. ERC Parent and ERC Homebuilders 2 have not yet entered into a PLA.

Employees

The company currently has no employees. Currently, three employees at ERC Parent dedicate all of their time to the company and two employees at ERC Parent spend half of their time working on matters related to ERC Homebuilders 2.

Pursuant to the Management Services Agreement, ERC Parent intends to oversee the development and construction of the first Build-For-Rent single-family home project. During the initial year of development and as the development nears completion, the ERC Parent executives will commence hiring the full-time direct staff that ERC Homebuilder 2 will then employ.

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Regulation

It is likely that the following licenses and permits will be required to operate our business, and additional permits and licenses may be required depending on location of specific developments. At this time, none of the licenses and/or permits have been acquired for any developments.

•	Construction permits.

•	County resale tax certificate.

•	“Doing Business As” certificates for applicable states.

•	Elevator and Fire department certifications, required annually.

Litigation

The company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the company business, intellectual property, conduct or other business issues.

THE COMPANY’S PROPERTY

The company does not currently own property. However, the company is actively sourcing potential sites for its first location in Florida. The company believes it will purchase land by the second half of 2019.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with ERC Parent. We discuss these conflicts below.

General

ERC Parent is the parent company of ERC Homebuilders 2 and currently holds all of the issued Common Stock of ERC Homebuilders 2. ERC Parent is also affiliated with ERC Homebuilders 1, KGEM, and KGEM’s subsidiaries many if not all of the executives are the same for ERC Parent, ERC Homebuilders 1, ERC Homebuilders 2, KGEM, and KGEM’s subsidiaries.

The owners and executives of the company have legal obligations with respect to ERC Parent, ERC Homebuilders 1, Inc., KGEM, and KGEM’s subsidiaries that are similar to their obligations to us. In the future, these persons and other affiliates of these companies may organize/acquire for their own account real estate-related or debt-related investment programs. While ERC Parent and the company is not in direct competition with KGEM and KGEM’s subsidiaries since KGEM and its subsidiaries are focusing on developing commercial properties and ERC Homebuilders 2 is focusing on residential developments, there is a chance that certain of KGEM’s acquisitions could have been suitable for us.

Allocation of Our Affiliates’ Time

ERC Homebuilders 2 relies on ERC Parent’s executive officers and other professionals who act on behalf of ERC Parent, for the day-to-day operation of our business.

As a result of the executives competing responsibilities, their obligations to other investors and the fact that they will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time to ERC Homebuilders 2 and other entities and other business activities in which they are involved. However, the company believes that the executive officers and investment professionals have sufficient depth to fully discharge their responsibilities to the company and the other entities for which they work, see “The Company’s Business – Support from ERC Parent.”

Receipt of Fees and Other Compensation by ERC Parent and its Affiliates

ERC Parent and its affiliates will receive substantial fees from the company, which fees will not be negotiated at arm’s length. These fees could influence ERC Parent’s advice to the company as well as the judgment of the affiliated executives of ERC Parent and ERC Homebuilders 2 (which are one in the same). For additional information see “The Company’s Business – Support from ERC Parent” for conflicts relating to the payment structure between ERC Parent and ERC Homebuilders 2.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes information from the audited financial statements for the inception period of April 16, 2019 through May 15, 2019 and should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

ERC Homebuilders 2 is an early stage real estate development company devoted to the development and sale of a built-for rent properties in the Southeastern sector of the United States, specifically in the Florida market. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned developments.

The company anticipates that its revenues will come from the following activities:

•	Sale of Build-For-Rent real estate,

•	Rental of Build-For-Rent real estate

The company will collect revenue upon sale of a property and recognize the revenue when the sale is made. Operating expenses currently consist of advertising and marketing expenses and general administrative expenses.

Results of Operations

From Inception to May 15, 2019 we have had no operations and no revenues.

Total operating expenses from Inception to May 15, 2019 were $247,953, $68,750 was spent on advertising and marketing and $179,203 was spent on general and administrative costs.

As a result of the foregoing, the company generated a net loss of $247,953.

Monthly Operating Expenses

Currently, pursuant to the Management Services Agreement dated April 19, 2019, ERC Parent pays the operating expenses of ERC Homebuilders 2. As of May, 2019, ERC Homebuilders 2 monthly burn rate for operating expenses was approximately $80,000. The company anticipates that as of June 1, 2019, approximately, $60,000 will be spent on salaries monthly, $10,000 will be spent on employee benefits and taxes, and $10,000 will be spent on other general and administrative costs.

ERC Homebuilders 2 intends to begin repayment to ERC Parent all of its accrued monthly operating expenses at the commencement of this offering. All accrued operating expenses will be compounded annually at an interest rate of 3% or higher, as market rates determine.

At the commencement of this offering, ERC Homebuilders 2 will be responsible for all of its monthly operating expenses.

All monthly expenses will be reported quarterly. Monthly operating expenses include the following:

•	salaries and benefits,

•	compensation to contractors,

•	expenses related to local marketing, promotion and public relations,

•	travel,

•	legal and accounting, and

•	insurance and technology.

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Plan of Operation

Upon completion of this offering, the company intends to fund operations with the proceeds from this offering and use mortgage financing to advance the purchase of land for the first 100 homes, construction and development of the properties, use of architects, and hiring of employees. Approximate costs per home are as follows:

•	purchase the land: up to $50,000

•	construction and design of the development: up to $210,000

•	architectural and engineering costs: up to $ 10,000

The company has estimated that it will be financing the purchase of land and construction of the developments with mortgages obtained, representing 70% of the total value of the location.

Pursuant to the Management Services Agreement, ERC Parent intends to assist with the management of the first Florida developments. During a two- year time period ERC Parent will focus on hiring and training ERC Homebuilders 2 executives and employees.

As of, July 2019, the company is in the beginning stages identifying land for the North Florida locations. The company intends to finance some of the purchase of the land from proceeds of this offering.

Over the next 12 months, the company plans to do the following:

•	Select and acquire multiple land sites.

•	Negotiate and execute mortgage financing for approved segments of home development and construction.

•	Negotiate pre-sale contracts with build-for-rent home buyers.

•	Finalize site and building design per the overall ERC Homebuilders 2 concept design.

•	Commence construction.

•	Complete and close the sale of the homes.

Beginning with capital procured from this offering, the company intends to do the following:

•	Oversee and manage the construction, finish, equipping and selling the Florida locations in order to commence operations.

•	Acquire necessary permits to construct, finish properties, as applicable.

Liquidity and Capital Resources

As of May 15, 2019, the company’s cash on hand was $160. Currently, the company is not generating a profit. Accordingly, since inception ERC Homebuilders 2 has relied upon the cash advances from its current shareholder ERC Parent and management. The company plans to continue to try to raise additional capital through additional offerings and mortgage financing. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Indebtedness

•	On May 15, 2019, the company received $269,855 from ERC Parent pursuant to a Promissory Note for working capital to cover expenses and costs while preparing for the securities offering.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the directors of the company.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director, Chairman and CEO	ERC Homebuilders 2, Inc.	70	April 16, 2019
Ryan Koenig	Director, President and COO	ERC Homebuilders 2, Inc.	41	April 16, 2019
Rod Turner	Director	ERC Homebuilders 2, Inc.	62	April 16, 2019
Scott Smylie	Secretary	ERC Homebuilders 2, Inc.	44	April 16, 2019

The table below sets forth the officers and directors of ERC Parent.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director Chairman Chief Executive Officer	ERC Homebuilders, Inc.	70	November 8, 2018
Ryan Koenig	Director Chief Development Officer	ERC Homebuilders, Inc.	41	November 8, 2018
David A. Morris III	Consulting CFO	ERC Homebuilders , Inc.	60	November 8, 2018
Scott Smylie	General Counsel	ERC Homebuilders, Inc.	44	December 1, 2018

Gerald Ellenburg

Gerald Ellenburg (“Jerry”) is the Chairman and Chief Executive Officer of ERC Parent since August 2016. Jerry also serves as the Chairman and Chief Executive Officer of KGEM Golf, Inc. since October 2018. Jerry has a total of 35 years of experience in the following areas:

•	real estate ownership,

•	management and the financing of multi-family properties and

•	management of over $750 million in debt and equity financings.

This includes Jerry’s work with Ryan Koenig at ERC Homes, LLC. They worked together at ERC Homes, LLC from 2011 until the present time. ERC Homes is a home renovation and new-construction development company that developed approximately 175 homes during this time-period. The primary activity of ERC Homes was the acquisition and renovation of bank-foreclosed single-family residences.

Jerry graduated from the University of California, Berkeley in 1971, and is a California-licensed CPA (inactive).

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Ryan Koenig

Ryan Koenig is the President and Chief Operating Officer of ERC Homebuilders, Inc., a position he has held since December 2018. He is also Director and the Chief Development Officer of KGEM since August 2016. From March 2011 until the present, he has been the Chief Development Officer at eResidential and Commercial LLC (eRC Homes), where he worked with Jerry Ellenburg. Ryan has over 20 years of experience in real estate development and construction with the following companies: Wood Partners Camden Properties, Turner Construction and Zaremba Development. Ryan has overseen approximately $500 million in completed construction projects.

David A. Morris III

David Morris is the Consulting Chief Financial Officer at ERC Homebuilders, Inc. since March 2011 until present. David was also the Consulting Chief Financial Officer of KGEM since August 2016. David has over 30 years of experience in finance and financial forensics. During his tenure at ERC Parent, David will oversee the following:

•	tax planning,

•	compliance,

•	accounting,

•	audit,

•	forecasts and

•	investment analysis.

David’s’ career has included the Vice-Presidency of Finance at Belz Enterprises, a large real estate development and management company from. David graduated from the University of Wisconsin, La Crosse, in 1980 and is a Tennessee-licensed CPA.

Rod Turner

Rod Turner is the founder and CEO of Manhattan Street Capital, since April 2015. Rod was a senior executive at Symantec from Jan 1985 to March 1993 and has played a key role in building successful companies including Symantec/Norton (SYMC), Ashton-Tate (TATE), MicroPort and Knowledge Adventure Rod co-founded Irvine Ventures in 1999

Scott Smylie

Scott Smylie is the General Counsel and Secretary of ERC Homebuilders 1 since December 2018 and ERC Homebuilders 2 since April 2019. Previously, Scott practiced law in Florida at Monica L Sierra PLLC (May 2018 – November 2018), Meridian Partners in Florida (September 2016 – May 2018), and Bivins & Hemenway PA in Florida (May 2012 – June 2015). During Scott’s tenure he represented real estate developers, lenders, landlords and tenants, and business entities in a variety of corporate and real estate related transactions. Scott graduated cum laude in 2003 from the University of Florida’s School of Law with a Juris Doctor, and also earned a Master’s of Science in Real Estate from the University of Florida’s School of Business that same year.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company did not pay any of its officers or directors a salary through May 31, 2019.

One of its directors, Rod Turner, is also the CEO of Manhattan Street Capital, which received $135,000 in fees in 2018 from ERC Parent in 2018 to be reimbursed by the company, see “Interest of Managements and Others in Certain Transactions”.

The ERC Parent intends to pay salaries beginning August 1, 2019. The highest paid officers of the company will be paid as follows:

Name	Position	Annual Compensation
Gerald Ellenburg	CEO	$240,000

Ryan Koenig	President and Chief Operating Officer	$210,000

David A. Morris III	Consulting Chief Financial Officer	$60,000

All compensation will be paid on behalf of the company by ERC Parent and total compensation described above is for work performed at both ERC Homebuilders 1 and ERC Homebuilders 2. ERC Homebuilders 1 and ERC Homebuilders 2 will reimburse ERC Parent for their pro rata share of the compensation in accordance with the Management Services Agreement. See “The Company’s Business – Support from ERC Parent” for additional information.

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager and other vice presidents for operations, finance and administration.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of April 10, 2019, ERC Homebuilders 2 voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	ERC Home Builders, Inc. 2738 Falkenburg Road South, Riverview, FL 33578	16,000,000	N/A	100%

There are currently no outstanding shares of our Class A Common Stock and Preferred Stock.

The following table sets out, as of February 28, 2019, ERC Parent’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of ERC Parent’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	Gerald Ellenburg	13,975,000	N/A	29%

	Ryan Koenig	13,975,000	N/A	29%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o ERC Homebuilders, Inc. 2738 Falkenburg Road South, Riverview, FL 33578

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Gerald Ellenburg and David Morris receive salaries from ERC Homebuilders 2, ERC Homebuilders 1 and ERC Parent, and KGEM Golf, Inc.

Relationship with ERC Parent

The company has received working capital to cover expenses and costs while preparing for the securities offering from ERC Parent in the amount of $269,855 as of May, 15, 2019. The balance of these covered costs is recorded as a liability of the company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Liquidity and Capital Resources – Indebtedness.”

The company has issued 16,000,000 shares of Class B Common Stock to ERC Parent, at par, in exchange for $160.

Management Services Agreement

The company has entered into a Management Services Agreement with ERC Parent. Pursuant to this agreement, ERC Parent is to provide the following to ERC Homebuilders 2:

•	All licenses necessary for ERC Homebuilders 2 to conduct its business,

•	Supervise the operations of ERC Homebuilders 2,

•	Manage all necessary negotiations relating to the business, personnel, etc.

ERC Homebuilders 2 is also expected to reimburse ERC Parent for certain direct and indirect costs, see “The Company’s Business – Support from ERC Parent”. The term of the agreement is for ten years. Upon expiration of the agreement it shall automatically renew for another ten years. Either party can terminate the agreement provided 180 days written notice has been given to the other party.

In addition, the company may use capital procured under this offering to acquire assets currently owned by eRC Homes, LLC and by eRC Homes Capital, LLC, both companies controlled by the company’s Chairman / CEO and President / COO. All such transactions will be made at the selling entity's cost.

Relationship with KGEM Golf, Inc.

Some of the parties involved with the operation and management of the company, including Gerald Ellenburg, Rod Turner and David Morris, Ryan Koenig, Scott Smylie, have other relationships that may create disincentives to act in the best interest of the company and its investors. These parties are also involved with KGEM Golf, Inc. in similar capacities. While the company will not be competing for the same real estate interests as KGEM Golf, Inc., there is no guarantee that these conflicts may inhibit or interfere with the sound and profitable operation of the company. See “Risk Factors — Risks Related to Certain Conflicts of Interest.”

Relationship with Manhattan Street Capital

One of our directors, Rod Turner, is also the CEO of Manhattan Street Capital. MSC is listing this offering on its platform. Further, ERC Parent has entered into a Consulting Agreement with MSC, which includes consulting services and technology services, see “Plan of Distribution and Selling Securityholders – The Online Platform”.

Pursuant to the Consulting Agreement, on February 15, 2018, ERC Parent has paid or will pay MSC the following for this offering:

•	On February 15, 2019, ERC Parent paid $135,000.00 ($15,000 a month for 9 months) in cash.
•	Prior to the launch of this offering, ERC Parent delivered to MSC cashless 10 year warrants for 540,000 shares of ERC Parent common stock with an exercise price of $0.25 per share.

In addition, ERC Parent, or the company as applicable, will pay MSC the following:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.

•	A cashless 10 year warrant to purchase 100 shares of ERC Parent common stock for $0.25 per share, per investor escrow account, in each Operating Subsidiary Regulation A offering.

o	The warrant calculations shall be capped at a maximum of 30,000 investors (or 3,000,000 shares) of ERC Parent common stock), aggregated from the 2 contemplated Regulation A offerings of the 2 Operating Subsidiaries.

•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.

•	A technology license fee of $300 per month.

•	Any applicable fees for fund transfers (ACH $2, debit card fees of $0.35 + 3% as charged by debit card processor, check $5, wire $15 or $35 for international fund transfers).

ERC Homebuilders 2 will reimburse ERC Parent for its portion of the fee to MSC in accordance with the Management Services Agreement. The Consulting Agreement has similar terms for the other Operating Subsidiary, ERC Homebuilders 1. The Consulting Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part

ERC Parent has also entered into a Consulting Agreement with MSC. This agreement dated March 15, 2019 provides for consulting services and technology services related to a Regulation D Offering for ERC Parent.

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PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical operating results for ERC Homebuilders 2, Inc. and its parent company ERC Homebuilders, Inc., which will be updated from time to time as we amend this offering circular. Investors in our common stock should not assume that they will experience returns.

The returns to our investors will depend on the performance of the underlying real estate property. Neither the company nor its affiliated entities have a prior performance record accepting public investment for the purpose of real estate development. Investors should not assume the past performance of any principals of ERC Homebuilders, Inc. will be indicative of our future performance.

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SECURITIES BEING OFFERED

ERC Homebuilders 2 is offering Preferred Stock in this offering. The Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. As such, the company is qualifying up to 8,333,333 shares of Preferred Stock and up to 8,333,333 shares of Class A Common Stock under this Offering Statement, of which this Offering Circular is part.

ERC Homebuilders 2 authorized capital stock consists of 150,000,000 shares of Common Stock (the “Common Stock”), at $0.00001 par value, of which 134,000,000 shares are Class A Common Stock (“Class A Common Stock”) and 16,000,000 shares are Class B Common Stock (“Class B Common Stock”) and 50,000,000 shares of Preferred Stock, at $0.00001 par value, of which 10,000,000 shares are Class A Preferred Stock (the “Preferred Stock” or “Class A Preferred Stock”). Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that each holder of Class B Common Stock is entitled to 5 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock. The company may issue fractions of shares.

The following is a summary of the rights of ERC Homebuilders 2’s capital stock as provided in its Certificate of Incorporation, and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of ERC Homebuilders 2’s capital stock, you should refer to its Certificate of Incorporation and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Class A Common Stock

Voting Rights.

Each holder of ERC Homebuilders 2’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC Homebuilders 2.

Class B Common Stock

Voting Rights.

Each holder of ERC Homebuilders 2’s Class B Common Stock is entitled to five votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC Homebuilders 2.

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to ERC Homebuilders 2.

All Classes of Common Stock

Dividends.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Class A Preferred Stock), shareholders of ERC Homebuilders 2’s Class A Common Stock and Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. Any dividends in excess of dividends payable to holders of the Class A Preferred Stock, will be paid ratably among the holders of Class A Common Stock, Class B Common Stock and Class A Preferred Stock on an as-converted basis. ERC Homebuilders 2 has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future on its Common Stock.

Liquidation Rights.

In the event of ERC Homebuilders 2’s liquidation, dissolution or winding up, holders of ERC Homebuilders 2’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of ERC Homebuilders 2’s debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Class A Preferred Stock; however if the amount of that the holders of Class A Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to Class A Preferred Stock, the holders of Class A Preferred Stock, Class A Common Stock and Class B Common Stock will receive that amount.

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Other Rights.

Holders of ERC Homebuilders 2’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to ERC Homebuilders 2’s Class A or Class B Common Stock.

Preferred Stock

Voting Rights.

Each holder of ERC Homebuilders 2 Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Preferred Stock at all times shall vote together with holders of the Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC Homebuilders 2.

Dividends.

Each share of Preferred Stock is entitled to cumulative dividends which shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the sum of the invested amount sum plus all unpaid accrued and accumulated dividends thereon. The dividends will be paid monthly

In the event the company declares a dividend distribution to the Common Stock holders, all Preferred Stockholders will receive their pro rata share.

Liquidation preference.

In the event of a liquidation, investors will be entitled to receive the greater of their total investment amount in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

Conversion.

The Preferred Stock is convertible into the Class A Common Stock of the company as provided by Section 5 of the Certificate of Incorporation. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the Conversion Price (defined therein), as adjusted for any accrued and unpaid dividends, by the original purchase price. The Conversion Price is the original purchase price, adjusted from time to time as described below under “Anti-Dilution Rights”.

Holders of the Preferred Stock, may convert their shares of Preferred Stock into Common Stock in their sole discretion. In the event of a Qualified Public Offering, as defined in the Certificate of Incorporation conversion of the Preferred Stock is mandatory.

Anti-Dilution Rights

Holders of Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Preferred Stock then in effect, the conversion price of the Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

These terms generally provide that if the company issues certain additional shares of Common Stock (as detailed in Certificate of Incorporation) without consideration or for a consideration per share less than the Conversion Price, in effect on the date of and immediately prior to such issue, then, the Conversion Price will be reduced. The new Conversion Price will be the amount equal to the quotient obtained by dividing the (i) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (as determined on an as-converted basis) times the Conversion Price then in effect with (B) the consideration, if any, from that issuances by (ii) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (a determined on an as-converted basis) plus the number of such additional shares of Common Stock so issued.

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Other Rights.

Holders of ERC Homebuilders 2 Preferred Stock have no preemptive, subscription or other rights, and there is no redemption or sinking fund provisions applicable to its’ Preferred Stock.

All Classes of Stock

Forum Selection Provisions.

Section VII of our Certificate of Incorporation contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of ERC Homebuilders 2’s Class A and Class B Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine.  These sections shall not apply to actions arising under the federal securities laws.

Section 6 of our subscription agreement (which appears as an exhibit to the offering statement of which this Offering Circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Jury Trial Waiver

The Court of Chancery in the State of Delaware is a non-jury trial court. The parties in any lawsuits where the forum selection provisions are applicable will not be entitled to a jury.

Moreover, holders of Shares of Class A Preferred Stock as well as holders of Class A Common Stock converted from Class A Preferred Stock will be bound by the subscription agreement, which provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The company will be taxed as a corporation under the U.S. Federal Tax Code. As such, the company will be subject to federal income tax on its profits and losses prior to dividends being paid to investors. The dividends will likely be treated as a corporate distribution on equity. Corporate distributions on equity are not deductible to the corporation but are generally taxable to the shareholder, subject to various exceptions and limitations.

The distributions made pursuant to the Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly State) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

These amounts will be reported to shareholders on Form 1099-DIV each year as part of their investment reporting package.

Investors are advised to consult their financial and tax advisers to determine if an investment in the company makes sense for their specific financial and tax situation.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing

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ERC Homebuilders 2, Inc.

(a Delaware corporation)

Audited Financial Statements

For the inception period of April 16, 2019 through May 15, 2019

F-1

Financial Statements

ERC Homebuilders 2, Inc.

F-2

INDEPENDENT AUDITOR’S REPORT

July 18, 2019

To:	Board of Directors, ERC Homebuilders 2, Inc.

Attn: Gerald D. Ellenburg,

Re:	2019 (inception) Financial Statement Audit

We have audited the accompanying financial statements of ERC Homebuilders 2, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheet as of May 15, 2019, and the related statements of income, stockholders’ equity, and cash flows for the period of April 16, 2019 (inception) and ending May 15, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-3

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 15, 2019, and the results of its operations, shareholders’ equity and its cash flows for the period April 16, 2019 (inception) through May 15, 2019 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

F-4

ERC HOMEBUILDERS 2, INC.

BALANCE SHEET

As of May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

ASSETS

Current Assets:
Cash and cash equivalents	$160
Deferred offering costs	21,902
Total Current Assets	22,062

Property, Plant and Equipment, net	NONE

TOTAL ASSETS	$22,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current Liabilities:
Advances from affiliate	$269,855
Total Current Liabilities	269,855

Non-current Liabilities:
None	0

TOTAL LIABILITIES	269,855

Shareholders’ Equity:
Class A Common Stock, 134,000,000 shares authorized, $0.00001 par, 0 shares issued and outstanding	0
Class B Common Stock, 16,000,000 shares authorized, $0.00001 par, 16,000,000 shares issued and outstanding	160
Preferred Stock, 50,000,000 shares authorized, 0 shares issued and outstanding	0
Retained earnings, net of distributions	(247,953)
Total Stockholder’s Equity	(247,793)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$22,062

F-5

ERC HOMEBUILDERS 2, INC.

STATEMENT OF OPERATIONS

For the period of April 16, 2019 (inception) to May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

Revenues	$0

Cost of revenues	0

Gross Profit (Loss)	0

Operating Expenses:
Advertising and marketing	68,750
General and administrative	179,203
Total Operating Expenses	247,953

Operating Loss	(247,953)

Provision for Income Taxes	0

Net Loss	$(247,953)

F-6

ERC HOMEBUILDERS 2, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

For the period of April 16, 2019 (inception) to May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

	Class B Common Stock		Accumulated	Total Stockholder’s
	Shares	Value	Earnings/Deficit	Equity (Deficit)
As of April 16, 2019 (inception)	0	$0	$0	$0

Initial Share Issuance	16,000,000	160		160

Net Loss			(247,953)	(247,953)

Balance as of May 15, 2019	16,000,000	$160	$(247,953)	$(247,793)

F-7

ERC HOMEBUILDERS 2, INC.

STATEMENT OF CASH FLOWS

For the period of April 16, 2019 (inception) to May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

Cash Flows from Operating Activities
Net Loss	$(247,953)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
None	0
Net Cash Used in Operating Activities	(247,953)

Cash Flows from Investing Activities
None
Net Cash Used in Investing Activities	0

Cash Flows from Financing Activities
Advances from affiliate	269,855
Costs of the offering	(21,902)
Issuance of shares	160
Net Cash Provided by Financing Activities	248,113

Net Change In Cash and Cash Equivalents	160

Cash and Cash Equivalents at Beginning of Period	0
Cash and Cash Equivalents at End of Period	$160

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0
Cash paid for income taxes	0

F-8

ERC HOMEBUILDERS 2, INC.

NOTES TO FINANCIAL STATEMENTS

As of May 15, 2019
See accompanying Auditors’ Report

NOTE 1 - NATURE OF OPERATIONS

ERC Homebuilders 2, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an early stage company devoted to the development of residential real estate in the the United States.

The Company incorporated on April 16, 2019 in the state of Delaware.

Since Inception, the Company has relied on advances from an affiliate to fund its operations. As of May 15, 2019, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 7). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign (see Note 8) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has adopted December 31 as the year end for reporting purposes.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of May 15, 2019, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of May 15, 2019, the Company had $160 in a corporate checking account.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of May 15, 2019, the Company did not have any outstanding accounts receivable.

F-9

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of May 15, 2019, the Company had recorded no depreciation.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of May 15, 2019, the Company had no fixed assets.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10.  The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company.  Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. As of May 15, 2019, the Company had recorded a balance of deferred offering costs of $21,902.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of May 15, 2019, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

F-10

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230).” ASU 2016-15 provides classification guidance for certain cash receipts and cash payments including payment of debt extinguishment costs, settlement of zero-coupon debt instruments, insurance claim payments and distributions from equity method investees. The standard is effective on January 1, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact the adoption will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – COMMON EQUITY

The Company has issued 16,000,000 shares of Class B Common Stock to its parent company, at par, in exchange for $160.  The Company has authorized 134,000,000 shares of Class A Common Stock and 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Class A Preferred Stock which is convertible into Class A Common Stock.  None of the Class A Common Stock or the Preferred Stock have been issued.  The company intends to offer and sell the 8,333,333 shares of Class A Preferred Stock as part of a Regulation A offering (discussed more below).

F-11

Class A Common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B Common stockholders. Class B Common stockholders have five votes per share and shares of Class B Common Stock can be converted into shares of Class A Common Stock at the option of the holder. Class A Preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Class A Preferred Stock can be converted into shares of Class A Common Stock at the option of the holder and shares will automatically converted in the event of a qualified public offering, as defined in the Certificate of Incorporation.

NOTE 6 – RELATED PARY TRANSACTIONS

The Company has received working capital to cover expenses and costs while preparing for the securities offering from an affiliate company in the amount of $269,855 as of the balance sheet date. The balance of these covered costs are recorded as a liability of the Company. This amount has been formalized into a note payable due on June 30, 2020, and bearing interest at 3 percent per annum.

As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

NOTE 7 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2019 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 9) and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 8 – RESTATEMENT OF FINANCIAL STATEMENTS

The Company is restated the financial statements from the financial statements made available on May 24, 2019 to better disclose the classes of equity of the Company in accordance with ASC 505-10-50. The restatement of the financial statements primarily affects the disclosure in Note 5 and the share information presented in the Shareholders’ Equity section of the Balance Sheet as of December 31, 2018. The restatement does not impact the amount of retained earnings or deficit, the amount of earnings or loss or the Company’s cash flow.

NOTE 9 – SUBSEQUENT EVENTS

Securities Offering

The Company is offering up to 8,333,333 shares of Class A Preferred Stock in a securities offering planned to be exempt from SEC registration under Regulation A, tier 2. The Company has engaged with various advisors and other professionals to facilitate the offering who are being paid customary fees and equity interests for their work. This offering is conditional upon the qualification of the offering by the US Securities and Exchange Commission.

Management’s Evaluation

Management has evaluated subsequent events through July 18, 2019, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-12

PART III

INDEX TO EXHIBITS

2.1	Certificate of Incorporation*
2.2	Bylaws*
4	Form of Subscription Agreement*
6.1	Reg A+ Engagement Agreement between Manhattan Street Capital and ERC Homebuilders, Inc. dated July 15, 2018*
6.2	Management Services Agreement between ERC Homebuilders 2, Inc. and ERC Homebuilders, Inc. dated April 19, 2019*
6.3	Promissory Note with ERC Homebuilders, Inc. dated May 15, 2019 reimbursement due on or before June 30, 2020, with annual interest of 3%*
6.4	Sageworks Capital, LLC Broker-Dealer Agreement and Interface Proposal dated April 25, 2019
8	Form of Escrow Services Agreement
11	Consent of IndigoSpire
12	Attorney opinion on legality of the offering
13	“Test the waters” materials

*Previously filed

41

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on July 22, 2019.

ERC Homebuilders 2, Inc.

/s/ Gerald Ellenburg

By Gerald Ellenburg
CEO of ERC Homebuilders 2, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gerald Ellenburg

Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: July 22, 2019

/s/ Ryan Koenig
Ryan Koenig, Director
Date: July 22, 2019

/s/ Rod Turner
Rod Turner, Director
Date: July 22, 2019

42